                 EXHIBIT 12--RATIO OF EARNINGS TO FIXED CHARGES

                     WHIRLPOOL CORPORATION AND SUBSIDIARIES

                                                                    Year Ended
                                                                     December
                                                                        31
                                                                    ----------
                                                                    1998 1997
                                                                    ---- -----
Pretax earnings.................................................... $564 $(178)
Portion of rents representative of the interest factor.............   20    21
Interest on indebtedness...........................................  260   244
Amortization of debt expense and premium ..........................    1     1
WFC preferred stock dividend.......................................    5     6
                                                                    ---- -----
    Adjusted income................................................ $851 $  94
                                                                    ==== =====
Fixed charges
-------------
  Portion of rents representative of the interest factor........... $ 20 $  21
  Interest on indebtedness.........................................  260   244
  Amortization of debt expense and premium.........................    1     1
  WFC preferred stock dividend.....................................    5     6
                                                                    ---- -----
                                                                    $287 $ 272
                                                                    ==== =====
Ratio of earnings to fixed charges.................................  3.0   0.3
                                                                    ==== =====